tZERO Group, Inc. Consolidated Financial Statements December 31, 2023 and 2022 (With Independent Auditors' Report) Exhibit 99.5

tZERO Group, Inc. Consolidated Financial Statements December 31, 2023 and 2022 TABLE OF CONTENTS Page Independent Auditors' Report 1-2 Consolidated Balance Sheets 3 Consolidated Statements of Operations 4 Consolidated Statements of Changes in Stockholders' Equity 5 Consolidated Statements of Cash Flow 6-7 Notes to Consolidated Financial Statements 8-27

Baker Tilly Advisory Group, LP and Baker Tilly US, LLP, trading as Baker Tilly, are members of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP is a licensed CPA firm that provides assurance services to its clients. Baker Tilly Advisory Group, LP and its subsidiary entities provide tax and consulting services to their clients and are not licensed CPA firms. 1 Independent Auditors' Report To the Board of Directors of tZERO Group, Inc. Opinion We have audited the consolidated financial statements of tZERO Group, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Emphasis of Matter – Discontinued Operations As described in Note 3 to the consolidated financial statements, during 2023 the Company ceased the operations of its subsidiary tZERO Crypto, Inc., which was a platform that provided a virtual currency wallet and exchange services business. Accordingly, related amounts are presented as discontinued operations in the consolidated financial statements. During 2022 the Company sold its broker dealer subsidiary SpeedRoute, LLC, which provided routing and connectivity services to registered broker-dealer clients to U.S. equity exchanged and off-exchange sources of liquidity and presented the related amounts as discontinued operations in the consolidated financial statements. Our opinion is not modified with respect to this matter. Emphasis of Matter – Going Concern As discussed in Note 16 to the consolidated financial statements, the Company has suffered recurring losses from operations. Management's evaluation of the events and conditions and management's plans to mitigate this matter are described in Note 16. Our opinion is not modified with respect to this matter.

2 Responsibilities of Management for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Auditors' Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit. New York, New York October 14, 2024

tZERO Group, Inc. Consolidated Balance Sheets December 31, 2023 and 2022 (in thousands, except per share amounts) 3 2023 2022 Assets Current assets: Cash and cash equivalents $ 43,240 $ 58,260 Cash restricted for collateral deposits 2,585 2,531 Segregated customer cash accounts 5,270 6,018 Accounts receivable, net 83 351 Prepaid and other assets, net 1,971 1,691 Assets of discontinued operations 67 5,710 Total current assets 53,216 74,561 Fixed assets, net 8,203 6,806 Intangible assets, net 695 1,825 Goodwill 7,360 19,275 Operating lease right-of-use assets 5,624 6,228 Other long-term assets 884 884 Total assets $ 75,982 $ 109,579 Liabilities and Stockholders' Equity Current liabilities: Accounts payable and accrued liabilities $ 2,170 $ 3,169 Payable to customers and broker dealer 3,353 5,548 Operating lease liabilities, current 820 673 Liabilities of discontinued operations (1) 79 Total current liabilities 6,342 9,469 Operating lease liabilities, non-current 6,492 7,170 Other long-term liabilities 843 877 Total liabilities 13,677 17,516 Stockholders' equity (deficit): Preferred shares $0.01 par value, authorized shares – 250,000,000 at December 31, 2023 and December 31, 2022 Preferred equity series A, Shares issued and outstanding - 21,155,757 and 21,422,536 at December 31, 2023 and December 31, 2022 212 $ 214 Preferred equity series B, Shares issued and outstanding - 140,929,078 and 140,928,344 at December 31, 2023 and December 31, 2022 1,409 1,409 Common Stock $0.01 par value, authorized shares – 650,000,000 at December 31, 2023 and December 31, 2022 Shares issued and outstanding – 243,918,748 and 243,881,248 at December XXXX31, 2023 December 31, 2022 2,434 2,434 Treasury stock (266) (266) Additional paid-in capital 318,224 318,348 Accumulated deficit (261,737) (232,250) Equity attributable to stockholders of tZERO Group, Inc. 60,276 89,889 Equity attributable to noncontrolling interests 2,029 2,174 Total stockholders' equity 62,305 92,063 Total liabilities and stockholders' equity $ 75,982 $ 109,579 See accompanying notes to Consolidated financial statements.

4 tZERO Group, Inc. Consolidated Statements of Operations Years ended December 31, 2023 and 2022 (in thousands) 2023 2022 Revenues Investor verification revenue $ 1,137 $ 1,748 Commission income 221 430 Due diligence, consulting, and other income 275 310 Total Revenues 1,633 2,488 Cost of revenues Clearance and other charges 201 627 Cost of revenues 201 627 Revenues, net 1,432 1,861 Operating Expenses Employee compensation, payroll taxes and benefits 11,796 12,373 Software licenses, services, and communication 2,921 2,823 Professional services 850 1,993 Legal fees 789 1,178 Rent and occupancy 405 808 General and administrative 1,460 1,333 Depreciation and amortization 3,765 6,972 Stock compensation 14 1,226 Total Operating Expenses 22,000 28,706 Operating Loss (20,568) (26,845) Other Income (Expense) Realized gain on sale of SpeedRoute - 3,805 Loss on equity method investments - (8,131) Impairment of goodwill (11,915) (6,035) Impairment of right-of-use asset - (581) Interest Income 2,609 710 Loss from continuing operations, before taxes (29,874) (37,077) Provision (benefit) for income taxes 237 (19) Loss from continuing operations (29,637) (37,096) Income from discontinued operations - SpeedRoute - 643 Income (loss) from discontinued operations – tZERO Crypto 70 (2,272) Income before noncontrolling interest (29,567) (38,725) Net loss attributable to noncontrolling interest (83) (83) Net loss attributable to common shares $ (29,484) $ (38,642)

tZERO Group, Inc.
Consolidated Statements of Changes in Stockholders' Equity
Years ended December 31, 2023 and 2022
(in thousands, except per share amounts)

	Preferred Shares (TZROP) - Series A		Preferred Shares Series B		Commom Stock		Treasury Stock					
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	APIC	Accumulated Deficit	Noncontrolling Interest	Total
At December 31, 2021	21,277,536	213	—	—	243,881,248	2,434	—	(266)	242,908	(193,608)	2,318	53,999
Stock-based compensation to employees and directors	95,499	1	—	—	—	—	—	—	703	—	—	704
Consulting and other expense	49,501	—	—	—	—	—	—	—	523	—	—	523
Common stock - Series B issuance	—	—	140,928,344	1,409	—	—	—	—	75,173	—	—	76,582
Legal costs relating to preferred stock issuance	—	—	—	—	—	—	—	—	(536)	—	—	(536)
Tax withholding upon vesting of employee RSUs	—	—	—	—	—	—	—	—	(423)	—	—	(423)
Minority distribution	—	—	—	—	—	—	—	—	—	—	(61)	(61)
Net loss	—	—	—	—	—	—	—	—	—	(38,642)	(83)	(38,725)
At December 31, 2022	21,422,536	214	140,928,344	1,409	243,881,248	2,434	—	(266)	318,348	(232,250)	2,174	92,063
Stock-based compensation to employees and directors	45,123	—	—	—	—	—	—	—	—	—	—	—
Consulting and other expense	(311,902)	(2)	—	—	—	—	—	—	(557)	(3)	—	(562)
Common stock	—	—	—	—	37,500	—	—	—	—	—	—	—
Series B Preferred Shares	—	—	734	—	—	—	—	—	—	—	—	—
Tax withholding upon vesting of employee RSUs	—	—	—	—	—	—	—	—	420	—	—	420
Return of Crypto Capital	—	—	—	—	—	—	—	—	13	—	—	13
Minority distribution	—	—	—	—	—	—	—	—	—	—	(62)	(62)
Net loss	—	—	—	—	—	—	—	—	—	(29,484)	(83)	(29,567)
At December 31, 2023	21,155,757	212	140,929,078	1,409	243,918,748	2,434	—	(266)	318,224	(261,737)	2,029	62,305

See accompanying notes to consolidated financial statements.

5

tZERO Group, Inc.
Consolidated Statements of Cash Flow
Years ended December 31, 2023 and 2022
(in thousands)

		2023		2022
Cash flows from operating activities:				
Net loss before allocation of noncontrolling interest	$	(29,567)	$	(38,725)
(Earnings) Loss from discontinued operations - SpeedRoute, net of taxes		-		(643)
(Earnings) Loss from discontinued operations - tZERO Crypto, net of taxes		(70)		2,272
Net (Loss) from continuing operations before allocation to noncontrolling interest	$	(29,637)	$	(37,096)
Adjustments to reconcile net loss to net cash used in operating activities:				
Depreciation of fixed assets	$	2,594	$	2,962
Amortization of intangible assets		1,130		1,124
Write off of software		41		2,886
Impairment of goodwill		11,915		6,035
Impairment of right-of-use asset		-		581
Loss on equity method investment		-		8,131
Stock-based compensation to employees and directors		14		1,226
Realized gain on sale of SpeedRoute		-		(3,805)
(Increase) decrease in operating assets:				
Accounts receivable, net		268		(938)
Prepaids and other assets, net		(157)		(2,760)
Increase (decrease) in operating liabilities:				
Accounts payable and accrued liabilities		(94)		(1,922)
Payable to customers and broker dealer		(2,193)		5,559
Operating lease liabilities		600		(107)
Other liabilities		9,440		(33)
Net cash used in operating activities	$	(6,079)	$	(18,157)
Net cash provided by discontinued operating activities - SpeedRoute		-		2,985
Net cash provided by discontinued operating activities - tZERO Crypto		(5,518)		2,252
Net cash used in operating activities	$	(11,597)	$	(12,920)
Cash flows from investing activities:				
Cash received from sale of SpeedRoute	$	-	$	7,840
Cash received from sale of assets to SpeedRoute		-		257
Expenditure for fixed assets		(3,992)		(4,588)
Net cash provided by investing activities	$	(3,992)	$	3,509
Net cash used in discontinued investing activities		-		(257)
Net cash used in discontinued investing activities		-		207
Net cash provided by investing activities	$	(3,992)	$	3,459
Cash flows from financing activities:				
Cash received from issuance of Series B preferred stock, net of costs	$	-	$	70,624
Distributions to non-controlling interests		(62)		(61)
Net cash provided by financing activities		(62)		70,563
Net increase in cash and cash equivalents	$	(15,651)	$	61,102
Cash, cash equivalents and restricted cash at beginning of year, inclusive of cash balances of discontinued operations	$	66,809	$	14,113
Less: Cash, cash equivalents and restricted cash of discontinued operations -SpeedRoute		-		2,825
Less: Cash, cash equivalents and restricted cash of discontinued operations - tZERO Crypto		63		5,581
Cash, cash equivalents and restricted cash at end of period	$	51,095	$	66,809
Includes:				
Cash and cash equivalents at end of period	$	43,240	$	58,260
Cash restricted for collateral deposits		2,585		2,531
Segregated customer cash accounts		5,270		6,018
Cash, cash equivalents and restricted cash at end of period	$	51,095	$	66,809

6

tZERO Group, Inc. Consolidated Statements of Cash Flow Years ended December 31, 2023 and 2022 (in thousands) 7 2023 2022 Supplemental disclosure of cash flow information: Issuance of common stock in exchange for consulting services $ - $ 523 Note payable to Medici Ventures, LP. Converted into preferred equity Series B $ - $ 5,000

tZERO Group, Inc. Notes to Consolidated Financial Statements 8 1. BASIS OF PRESENTATION Business and organization On December 1, 2014, Medici Inc. ("Medici") was incorporated in the State of Utah as a financial technology company pursuing initiatives to develop and commercialize financial applications of blockchain technologies. On October 21, 2016, Medici formally changed its name to t0.com, Inc. On October 1, 2018, t0.com, Inc. was re-incorporated in the State of Delaware and changed its name to tZERO Group, Inc. (the "Company"). As used herein, "we," "our" and similar terms include the Company and its subsidiaries, unless the context indicates otherwise. The Company is a financial technology company with the goal of democratizing access to private capital markets by focusing on the development and adoption of digital securities in a regulatory-compliant environment and offering other primary and secondary private markets solutions. As part of these activities, our wholly-owned subsidiary, tZERO Securities, LLC, (f/k/a tZERO ATS; herein referred to as “tZERO Securities”), an SEC-registered broker-dealer, operates an alternative trading system (the “tZERO ATS”), including for the trading of digital securities, and offers a website for self-directed trading of securities. tZERO Securities settles and clears securities transactions for itself and its broker-dealer affiliates since 2022. On October 19, 2023, tZERO ATS, LLC changed its name to tZERO Securities, LLC following regulatory and board approval received to engage in primary and secondary broker services. In addition, we also maintain certain other businesses. tZERO Technologies LLC (“tZERO Tech”) is a company that holds our fixed assets. It also enters into technology contracts and deploys purchased software and technology company wide. Our remaining businesses include tZERO Crypto, Inc. (“tZERO Crypto”), a virtual currency wallet and exchange services business that we, following a strategic review of our businesses, shut down in March 2023, and Verify Investor, LLC, an accredited investor verification company where we hold a majority ownership interest. In January 2021, Overstock.com (“Overstock”), one of our largest shareholders, along with Medici Ventures (our former parent company), Pelion MV GP, L.L.C (the “General Partner”), and Pelion, Inc., reached an agreement. By April 2021, under this agreement: (i) Medici Ventures was converted into a Delaware limited partnership, (ii) the General Partner became the sole general partner, and Overstock became a limited partner, (iii) Overstock converted the debt we owed them into our common stock, and (iv) Overstock made an additional investment in our common stock. The General Partner now has sole authority over investment decisions, appointing board members, and exercising shareholder rights for the partnership's assets, including its interest in the Company. On February 22, 2022, the Company completed an initial strategic funding round from new and existing investors, including Intercontinental Exchange, Inc. (“ICE”), Overstock and Medici. As part of the transaction, each of the participants acquired shares of new series of convertible preferred stock and Medici Ventures converted the outstanding intercompany debt owed to it by us into such shares as well. ICE became a significant minority shareholder in the Company. On August 22, 2022, the Company completed the final strategic funding round of the ICE Investment from ICE and certain other investors. Concurrent with this transaction, the Company sold its broker-dealer subsidiary SpeedRoute, LLC (“SpeedRoute”), which provides routing and connectivity services to registered broker-dealer clients to U.S. equity exchanges and off- exchange sources of liquidity, to Overstock, Medici Ventures and SMPV, LLC. Historically, tZERO Securities, LLC operated our market-leading secondary liquidity business, while a separate affiliated broker-dealer, tZERO Markets, LLC, was utilized to launch our primary capital raising product offerings. In order

tZERO Group, Inc. Notes to Consolidated Financial Statements 9 to enhance operational efficiency, tZERO Securities added investment banking business lines to its existing platform and assumed the investment banking activities of tZERO Markets. These changes became effective on October 20, 2023. The Parent Company of tZERO Securities, continues to operate its current activities as a holding company and leading provider of technology and tokenization services for the capital markets industry. On September 10, 2024, the Company announced the respective Securities and Exchange Commission (SEC) and Financial Industry Regulatory Authority (FINRA) approval of tZERO Digital Asset Securities as a new Special Purpose Broker-Dealer for digital asset securities custody. This is only one of two licenses for a regulated broker-dealer digital asset security custodian that have been approved in the United States since the rules were introduced by the SEC in 2020, serving as a major milestone in the Company’s continued journey toward the development and adoption of securities that will unleash the full potential of blockchain technology for a range of assets, including private securities, securitized real estate, art, sports and other Real World Assets and funds. See Note 17 - Subsequent Events. Basis of presentation These Consolidated Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") assuming the Company will continue as a going concern. Going Concern As discussed in Note 16 - Going Concern, the Company has incurred recurring losses from operations since inception. The Company may require additional liquidity to continue its operations over the foreseeable future. 2. SIGNIFICANT ACCOUNTING POLICIES Principles of consolidation The accompanying consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany account balances and transactions have been eliminated in consolidation. Use of estimates The Company's Consolidated Financial Statements are prepared in conformity with U.S. GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, allowance for doubtful accounts, goodwill and intangibles, compensation accruals, capitalized software, leases, litigation accruals, and other matters that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ materially from those estimates. Cash, cash equivalents and cash restricted Cash equivalents include money market accounts, which are payable on demand, and short-term investments with an original maturity of less than 90 days. The Company maintains cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company manages this risk by selecting financial institutions deemed highly creditworthy to minimize the risk. The Company has not experienced any credit losses associated with its cash, cash equivalents and cash restricted accounts.

tZERO Group, Inc. Notes to Consolidated Financial Statements 10 Cash restricted is segregated under a collateral agreement. There was $2.6 million restricted cash at December 31, 2023, and $2.5 million at December 31, 2022, related to this collateral agreement. The Company also segregates cash in accordance with Rule 15c3-3 of the Securities Exchange Act of 1934. Under Rule 15c3-3, a broker-dealer carrying customer accounts is subject to requirements related to maintaining cash or qualified securities in a segregated reserve account for the exclusive benefit of customers. As of December 31, 2023, the Company held $4.4 million in segregated cash. For balance sheet comparison the company held $5.3 million in segregated customer cash accounts. As of December 31, 2022, the Company held $6.0 million in segregated cash accounts. Fair value measurement We account for our assets and liabilities using a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs have created the fair-value hierarchy below. This hierarchy requires us to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. • Level 1 - Quoted prices for identical instruments in active markets; • Level 2 - Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and • Level 3 - Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Under GAAP, certain assets and liabilities are required to be recorded at fair value on a recurring basis. Our assets and liabilities that are adjusted to fair value on a recurring basis includes cash equivalents and certain equity securities. Our other financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities, and notes payables are carried at cost, which approximates their fair value. Certain assets, including long-lived assets, goodwill, cryptocurrencies, and other intangible assets, are measured at fair value on a nonrecurring basis in certain circumstances (e.g., when there is evidence of impairment); that is, the assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments using fair value measurements with unobservable inputs (level 3), apart from cryptocurrencies which use quoted prices from various digital currency exchanges with active markets. Accounts receivable, net and current expected credit losses Receivables are obligations due from the customer (broker-dealers or exchanges) under terms requiring payments up to thirty days from the previous production month. The Company does not accrue interest on unpaid receivables. Receipts of accounts receivable are applied to specific invoices identified on the customer remittance advice or, if unspecified, are applied to earliest unpaid invoices. Customer receivables balances with invoice dates that are greater than thirty days old are considered aged, non-allowable for regulatory purposes and reviewed for delinquency. The Company had $0.1 million and $0.4 million in receivables from third parties on December 31, 2023, and on December 31, 2022, respectively. The Company carries its receivables at cost less an allowance for credit losses to present the net amount expected to be collected as of the date of the Consolidated Financial Statements. The Company generally does not require collateral. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. There was no allowance for expected credit losses required as of December 31, 2023 and 2022, respectively.

tZERO Group, Inc. Notes to Consolidated Financial Statements 11 Concentration of credit risk We maintain cash balances with financial institutions in amounts which, at times, are more than amounts insured by the Federal Deposit Insurance Corporation ("FDIC"). Management monitors the soundness of these institutions and has not experienced any credit losses with them. Financial instruments that potentially subject the Company to concentration of credit risk consist of cash deposits. Accounts at each institution are insured by the FDIC up to $250,000. The Company had $48 million at December 31, 2023 and $68.7 million at December 31, 2022, in excess of the FDIC Insured limit. Crypto assets held As of December 31, 2022, Crypto assets held represent cryptocurrencies held by the tZERO Crypto business. Following a strategic review of our businesses, tZERO Crypto was shut down in March 2023. To the extent an impairment loss is recognized, the loss established the new cost basis of such crypto asset. During the year ended December 31, 2022, the Company recorded an impairment charge of $0.6 million, in the Consolidated Statements of Operations within the components of Income from discontinued operations. Payable to customers and broker dealer These accounts represent the retail customer and issuing broker dealer cash balances custodied by tZERO Securities. As of December 31, 2023, the Due to Customers balance was $3.4 million, compared to $5.6 million as of December 31, 2022. Fixed assets, net Fixed assets, which include assets such as our leasehold improvements, furniture and equipment, technology infrastructure, internal use software, and website development, are recorded at cost and depreciated using the straight-line method over the estimated useful lives. Included in fixed assets is the capitalized cost of internal use software and website development, including software used to upgrade and enhance our website and processes supporting our business, both developed internally and acquired externally. We capitalize costs incurred during the application development stage of internal use software and amortize these costs over the estimated useful life of two to four years. Costs incurred related to design or maintenance of internal use software are expensed as incurred. Life (years) Furniture and equipment 5 - 7 Computer hardware 3 - 4 Computer software, including internal-use software and website development 2 - 4 Equity method securities under ASC 323 Minority interests in other entities in which we can exercise significant influence, but not control, over the entity through either holding more than a 20% voting interest in the entity or through our representation on the entity's board of directors are accounted for as equity method securities under ASC Topic 323, Investments - Equity Method and Joint Ventures ("ASC 323"), and are included in Other Long Term Assets in our Consolidated Balance Sheets. As of December 31, 2022, we held a 50% ownership interest in Boston Security Token Exchange LLC ("BSTX"), a joint venture with BOX Digital Markets, LLC. Through 2022, BSTX experienced significant financial challenges, including substantial operating losses and a negative retained earnings balance. Additionally, BSTX's deteriorating financial condition,

tZERO Group, Inc. Notes to Consolidated Financial Statements 12 negative cash flows from operations, and a working capital deficiency raised substantial doubt about its ability to continue as a going concern. Based on these factors, management determined that the investment in BSTX was impaired. Consequently, the investment was fully written off during the year ended December 31, 2022, resulting in a non-cash impairment charge of $8.1 million. Investment carried under the cost method We own a minority interest in Blue Ocean Technologies. Its’ subsidiary, Blue Ocean ATS, LLC, is the operator of the alternative trading system and uses electronic order-delivery and live data to provide an “exchange-like” experience for global investors in overnight trading, bridging the eight-hour time gap in US equities trading. As of December 31, 2023, and 2022 this investment was carried at a cost of $0.9 million and is included in Other Long-Term Assets in our Consolidated Balance Sheets. We account for this investment under the cost method. Goodwill Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. In accordance with ASC 350, Intangibles-Goodwill and Other, goodwill is not amortized but is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate the potential for impairment. Triggering events for impairment reviews include, but are not limited to, adverse changes in the business climate, regulatory actions, deteriorating operating results, broader macroeconomic factors such as market demand and industry relevance, and the condition and utility of relevant technology. These factors are closely monitored to assess their impact on the future recoverability of goodwill. The Company adopted the guidance of ASU 2017-04, simplifying the goodwill impairment test to a one-step process. Under this guidance, goodwill impairment is assessed by comparing the fair value of each reporting unit to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized to the extent of the excess, but not beyond the total amount of goodwill allocated to the reporting unit. The fair value of each reporting unit is determined based on the allocation of relevant assets and liabilities and their contribution to the unit’s operations. Goodwill is tested at the reporting unit level, which is defined as an operating segment or one level below. The carrying value of assets and liabilities is assigned to each reporting unit for purposes of the impairment test, with fair value determined through performance analysis and review of ongoing investments in technology to update and upgrade various components. These evaluations ensure that both tangible and intangible resources are accurately reflected in the reporting unit’s fair value. Intangible assets, net other than goodwill We capitalize and amortize intangible assets other than goodwill over their estimated useful lives unless such lives are indefinite. Intangible assets other than goodwill acquired separately from third parties are capitalized at cost while such assets acquired as part of a business combination are capitalized at their acquisition-date fair value. Indefinite-lived intangible assets are tested for impairment annually or more frequently when events or circumstances indicate that the carrying value more likely than not exceeds its fair value. In addition, we routinely evaluate the remaining useful life of intangible assets not being amortized to determine whether events or circumstances continue to support an indefinite useful life, including any legal, regulatory, contractual, competitive, economic, or other factors that may limit their useful lives. Definite lived intangible assets are amortized using the straight-line method of amortization over their useful lives, except for certain intangibles (such as acquired technology, customer relationships, and trade names) which are amortized using an accelerated method of amortization based on cash flows.

tZERO Group, Inc. Notes to Consolidated Financial Statements 13 These definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable as described below under Impairment of long-lived assets. For all periods presented, we had no intangible assets that had an indefinite life. Impairment of long-lived assets We review property and equipment and other long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability is measured by comparison of the assets' carrying amount to future undiscounted net cash flows the asset group is expected to generate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair values. There were no impairments to long-lived assets recorded during the years ended December 31, 2023 and 2022. Common stock Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends declared by the board of directors out of funds legally available. No dividends have been declared or paid on our common stock since inception through December 31, 2023. Preferred Series A equity securities - TZROP Our tZERO Preferred Series A Equity Securities ("TZROP") are classified as Stockholders' equity within our Consolidated Balance Sheets. TZROP holders have the right to, prior to distributing earnings to common stockholders, a noncumulative quarterly dividend equal to 10% of our Consolidated Adjusted Gross Revenue (as defined by the TZROP offering documents) for the most recently completed fiscal quarter, if may be lawfully declared and paid and if declared by our Board of Directors. TZROP holders are not entitled to participate in any dividends paid to the holders of our common stock, have no rights to vote, and have no rights to the undistributed earnings and are not entitled to any utility functionality as part of the TZROP. In the event of any liquidation, dissolution or winding up of the Company, the TZROP holders will be entitled to the limited preferential liquidation rights equal to USD $0.10 per share to the extent funds are available. There were 21.2 million shares of TZROP outstanding as of December 31, 2023 and 21.4 million at December 31, 2022. Preferred Series B equity securities Our Preferred Series B Equity Securities ("Series B") are classified as Stockholders' equity within our Consolidated Balance Sheets. As part of the ICE-led funding round, ICE, Overstock, Medici and certain other investors acquired shares of Series B. Each share of Series B is convertible, at the option of the holder at any time and without additional consideration or upon certain mandatory conversion triggers, into common stock of the Company based on the conversion ratio set forth in the certificate of designation. With respect to dividend rights, liquidation preferences and the distribution of assets, the Series B rank junior to TZROP and senior to all classes of our common stock and future issuances of preferred stock. On any matters common stockholders are entitled to vote, holders of Series B are entitled to vote shares equal to the number of shares of common stock their Series B shares may be converted to. Additionally, Series B holders are entitled to elect one (1) director of the Company. Series B holders are also entitled to certain stock protective provisions as set forth in its certificate of designation.

tZERO Group, Inc. Notes to Consolidated Financial Statements 14 There were 140.9 million Series B shares outstanding as of December 31, 2023 and December 31, 2022. Noncontrolling interests For consolidated subsidiaries in which our ownership is less than 100%, and for which we have control over the assets, liabilities and management of the entity, the minority stockholders' interests are shown as noncontrolling interest. As of December 31, 2023, we hold an 81.0% equity interest in Verify Investor, LLC, an accredited investor verification company. Revenue recognition The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which establishes the framework for recognizing revenue by requiring companies to identify contracts, performance obligations, transaction prices, and recognize revenue as those obligations are fulfilled. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle: • Step 1: Identify the contract with the customer • Step 2: Identify the performance obligations in the contract • Step 3: Determine the transaction price • Step 4: Allocate the transaction price to the performance obligations in the contract • Step 5: Recognize revenue when the Company satisfies a performance obligation In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract). If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate. The Company earns commission revenue by executing trades. The Company’s performance obligations consist of trade execution and are satisfied on the trade date; accordingly, commission revenues are recorded on the trade date. Commission revenues are received on settlement date; therefore, a receivable is recognized as of the trade date. Transaction expenses are comprised of vendor services related to anti-money laundering and know-your-client protection (“AML/KYC”), bank verification, and cryptocurrency source tracking. AML/KYC and bank verification costs are directly related to the onboarding of new customers.

tZERO Group, Inc. Notes to Consolidated Financial Statements 15 Prior to the Company permitting a security to be quoted for trading on the ATS, the ATS conducts a due diligence review on its issuers and such securities to confirm they were issued, can be resold, and trading can be done in accordance with US securities laws. The diligence is refreshed on a semi‐annual basis. The Company charges the issuer of each security a due diligence fee for such diligence reviews. Normally, the Company does not provide refunds and as such, no liability is recognized in relation to refunds. Stock-based compensation We measure compensation expense for all share-based awards at fair value on the date of grant and recognize compensation expense based on the vesting issuance provisions as outlined in the grant documents. Vesting conditions could be service based (typically one to three years for tZROP tokens granted) or a service based vesting condition (generally three years) plus an added performance-based vesting condition that a liquidity event must occur for the award to vest for restricted stock unit awards (which applies to all restricted stock units – “RSU’s”). We recognize stock equity awards to our employees as stock compensation expense with a corresponding adjustment to contributed capital (additional paid-in capital). When an award is forfeited prior to the vesting date, we recognize an adjustment for the previously recognized expense in the period of the forfeiture capital (Additional paid-in capital). See Note 11 - Stock-Based Awards. For the year ending December 31, 2023, we granted 10,728,384 RSU’s with a cumulative grant date fair value of $5.9 million. During the years ending December 31, 2022, and December 31, 2021, we granted 63,957,173 and 19,512,321 restricted stock awards with a cumulative grant date fair value of $35.2 million and $15.8 million respectively. Interest Income Interest income is recognized when earned. Interest income consists of interest earned from the Company’s cash and segregated cash balances deposited at financial institutions. In September 2022, we enhanced our treasury management by implementing a sweep mechanism, allowing operating accounts to automatically transfer excess funds into money market interest-bearing accounts. Interest income in 2022 was $0.71 million based on a fluctuation interest rate of 2.10% in September and 3.5% by the end of the year. Interest income in 2023 was $ 2.61 million based on a fluctuating interest rate of 3.95% at the start of the year to 4.35% mid-year and by end of year 4.5%. Income taxes We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized based on differences between financial statement values and tax bases, measured using expected future tax rates. Changes in tax rates are reflected in the period of enactment. Tax positions are recognized if they are more likely than not to be sustained and are measured at the largest amount expected to be realized. Changes in recognition or measurement are reflected as judgment changes. Our tax provision is allocated under ASC 740 as if each entity filed separately, and we maintain a valuation allowance due to insufficient taxable income. Each quarter, we evaluate whether we can recover our deferred tax assets, relying on future taxable income and tax strategies due to limited carryback ability. Cumulative losses over the three-year periods ended December 31, 2022 and December 31, 2023 are a key factor in maintaining our valuation allowance, which will be reassessed quarterly. Loss contingencies In the normal course of business, we may become involved in legal proceedings and other potential loss

tZERO Group, Inc. Notes to Consolidated Financial Statements 16 contingencies. We accrue a liability for such matters when it is probable that a loss has been incurred and the amount can be reasonably estimated. When only a range of probable loss can be estimated, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. We expense legal fees as incurred. See Note 9 - Commitments and Contingencies. Assets and Liabilities held for sale and Discontinued operations A disposal group is classified as a discontinued operation when the following criteria are met: (1) the disposal group is a component of an entity; (2) the component of the entity meets the held-for-sale criteria in accordance with our policy described above; and (3) the component of the entity represents a strategic shift in the entity's operating and financial results. Our Company classifies long-lived assets or disposal groups to be sold as held for sale in the period in which all of the following criteria are met: (1) management, having the authority to approve the action, commits to a plan to sell the asset or disposal group; (2) the asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets or disposal groups; (3) an active program to locate a buyer and other actions required to complete the plan to sell the asset or disposal group have been initiated; (4) the sale of the asset or disposal group is probable, and transfer of the asset or disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset or disposal group beyond one year; (5) the asset or disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. We initially measure a long-lived asset or disposal group that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Upon determining that a long-lived asset or disposal group meets the criteria to be classified as held for sale, the Company ceases depreciation and reports long-lived assets and/or the assets and liabilities of the disposal group, if material, in the line items assets held for sale and liabilities held for sale, respectively, in our Consolidated Balance Sheets. See Note 3 - Discontinued Operations. Recently adopted accounting standards In December 2019, the Financial Accounting Standards Board ("FASB") issued ASU 2019-12, Income Taxes (“Topic 740”) — Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. For private entities, ASU 2019-12 is required to be adopted for annual periods beginning after December 15, 2021. The adoption of this standard did not have a material impact on our Consolidated Financial Statements and related disclosures. In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815, which clarifies the interaction of the accounting for equity securities under Topic 321, the accounting for equity method investments in Topic 323, and the accounting for certain forward contracts and purchased options in Topic 815. For private entities, ASU 2020-01 is required to be adopted for annual periods beginning after December 15, 2021, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on our Consolidated Financial Statements and related disclosures. In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which amends and provides Codification improvements to either clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities.

tZERO Group, Inc.
Notes to Consolidated Financial Statements

For private entities, ASU 2020-10 is required to be adopted for annual periods beginning after December 15, 2021, including interim periods within fiscal years beginning after December 15, 2022. The Company has completed its analysis of the impact of this guidance and the adoption of this standard did not have a material impact on our Consolidated Financial Statements and related disclosures.

3. DISCONTINUED OPERATIONS

In connection with the ICE transaction, the Company was required to sell 100% of its broker-dealer subsidiary SpeedRoute, LLC ("SpeedRoute"), which provides routing and connectivity services to registered broker-dealer clients to U.S. equity exchanges and off-exchange sources of liquidity, to Overstock, Medici Ventures and SMPV, LLC, related parties of the Company. The Company has evaluated whether this transaction constitutes a common-control transaction. The Company has concluded given that there is no controlling shareholder or written agreement to vote unanimously, as well as since the transaction had economic substance, that this transaction did not meet the criteria as a common-control transaction. The Company recorded a gain of $3.8 million in the Consolidated Statement of Operations for the year ended December 31, 2022. Cash proceeds of $7.8 million were received and is recorded on the Consolidated Statement of Cash Flow for the year ended December 31, 2022.

Following a strategic review of the Company's businesses, tZERO Crypto ceased operations on March 6, 2023. Prior to then, tZERO Crypto earned transaction fees for the sale and purchase of cryptocurrency by customers using its electronic application. tZERO Crypto is in the process of completing its corporate wind down.

Assets/liabilities of discontinued operations on December 31, 2023 and December 2022:

	tZERO Crypto		SpeedRoute	
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Assets:				
Cash	$ 63	$ 5,580	$ -	$ -
Other assets	4	130	-	-
Total assets	$ 67	$ 5,710	$ -	$ -
Liabilities				
Accounts Payable & Accrued Expense	$ (0)	$ 79	$ -	$ -
Other Current Liabilities	(1)	-	-	-
Total liabilities	$ (1)	$ 79	$ -	$ -

17

tZERO Group, Inc.
Notes to Consolidated Financial Statements

Components of Income from discontinued operations is comprised of:

	tZERO Crypto		SpeedRoute	
	For the Year ended 31-Dec-23	For the Year ended 31-Dec-22	For the Year ended 31-Dec-23	For the Year ended 31-Dec-22
Revenue:				
Trading and Commission Revenue, net	$ (31)	$ 157	$ -	$ 3,558
Expenses:				
Salaries & Wages	$ -	$ (1,069)		
Commission and clearing expenses			$ -	$ 2,562
Technology expense	(26)	(97)	-	59
Professional Fees	(32)	(150)		
General & Administrative	(63)	(56)		
Other Expenses	(1)	(163)	-	294
Total expenses	(122)	(1,535)	-	2,915
Net ordinary income	(153)	(1,378)	-	643
Other Income	229	99	-	-
Other Expenses	(6)	(993)	-	-
Net income/(loss) from discontinued Operations	$ 70	$ (2,272)	$ -	$ 643

In conjunction with the sale of SpeedRoute, the Company entered into a transition services agreement with SpeedRoute. This contract has no formal maturity. This agreement covers the sharing of technology related services, rent, fixed assets and managerial support. For the year ended December 31, 2023, an amount of $1 million was allocated to SpeedRoute and SpeedRoute paid net service fees to the Company in the amount of $0.5 million for the same period. As a result, the Company is reflecting an amount due from SpeedRoute in the amount of $0.1 million under the transitional services agreement at December 31, 2023. The amount due to the Company, at December 31, 2022 was $0.1 million.

18

tZERO Group, Inc. Notes to Consolidated Financial Statements 19 4. GOODWILL AND INTANGIBLE ASSETS Goodwill Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. Goodwill is not amortized but is subject to annual impairment testing, or more frequently if there is an indication that impairment may have occurred. As a result of the strategic review of the company’s business, the company recorded a goodwill impairment charge of $6.04 million in connection with the tZERO Crypto’s original purchase price in the 2022 Consolidated Statements, which further led to the discontinuation of tZERO Crypto in March 2023. See Note 3 - Discontinued Operations. As of December 31, 2022, the Company had two reporting units with goodwill balances: Verify Investor, LLC ($7.4 million) and tZERO Technologies, LLC ($11.9 million), totaling $19.3 million. In assessing 2023 goodwill impairment, the Company performed both qualitative and quantitative assessments. The qualitative review considered a range of factors, including market demand, industry relevance, condition and utility of relevant technology and ongoing investments in the updating and upgrading of the Company’s technology. For the year ended December 31, 2023, and in the view of the foregoing factors, the Company determined that Goodwill related to the original purchase price of tZERO Technology in 2015 was fully impaired. This resulted in a charge of $11.9 million to the Consolidated Statement of Operations. No other Goodwill was considered impaired during the years ended December 31, 2023 and 2022. Intangibles The following table summarizes the Company’s intangible assets, net of accumulated amortization (in thousands): December 31, 2023 December 31, 2022 Technology: Gross carrying amount $ 22,677 $ 24,477 Accumulated amortization (21,982) (22,652) Net carrying amount $ 695 $ 1,825 Trade Names: Gross carrying amount $ 1,173 $ 1,173 Accumulated amortization (1,173) (1,173) Net carrying amount $ - $ - Total: Gross carrying amount $ 23,850 $ 25,650 Accumulated amortization (23,155) (23,825) Net carrying amount $ 695 $ 1,825 At December 31, 2023, the weighted average remaining useful life for intangible assets, other, excluding fully amortized intangible assets, was 2.16 years. At December 31, 2022, the weighted average remaining useful life for intangible assets, other, excluding fully amortized intangible assets, was 3.41 years. Amortization expense in the years ending December 31, 2023 and 2022 was $1.13 million and $1.2 million, respectively. The estimated amortization for 2024 is $0.523 million and for 2025 is $0.172 million. As a result, we expect our

tZERO Group, Inc. Notes to Consolidated Financial Statements 20 intangible assets to be fully amortized by the end of 2025. 5. ACCOUNTS RECEIVABLE, NET Accounts receivable, net consist of the following (in thousands): December 31, December 31, 2023 2022 Accounts receivable $ 83 $ 351 Less: allowance for credit losses - - Total accounts receivable, net $ 83 $ 351 6. FIXED ASSETS, NET Fixed assets, net consist of the following (in thousands): December 31, December 31, 2023 2022 Computer hardware and software $ 23,405 $ 19,416 Leasehold Improvements 2,509 2,509 Furniture and equipment 359 356 $ 26,273 $ 22,281 Less: accumulated depreciation (18,070) (15,475) Total fixed assets, net $ 8,203 $ 6,806 Upon sale or retirement of assets, cost and related accumulated depreciation and amortization are removed from the Consolidated Balance Sheets and the resulting gain or loss, if any, is reflected in the Consolidated Statement of Operations. Depreciation expense in the years ending December 31, 2023, and 2022 was $2.6 million and $3.1 million, respectively. 7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES Accounts payable and accrued liabilities consist of the following (in thousands): December 31, December 31, 2023 2022 Accounts payable and other accruals $ 1,861 $ 2,472 Accrued legal fees 113 129 Accrued compensation and other related costs 196 568 Total accounts payable and accrued liabilities $ 2,170 $ 3,169

tZERO Group, Inc. Notes to Consolidated Financial Statements 21 8. LEASES We have operating leases for office space, data centers, and certain equipment. Our leases have remaining lease terms of 1 year to 8 years, some of which may include options to extend the leases perpetually, and some of which may include options to terminate the leases within 1 year. We include options that are reasonably certain to be exercised as part of the determination of lease terms. We determine if an arrangement is a lease at inception of the contract and we perform the lease classification test as of the lease commencement date. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate we used our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The table provides a summary of leases by Consolidated Balance Sheets location as of December 31, 2023 and December 31, 2022, respectively (in thousands): December 31, December 31, 2023 2022 Operating right-of-use assets $ 5,624 $ 6,228 Operating lease liability - current 820 673 Operating lease liability - non-current 6,492 7,170 For the years ended December 31, 2023, and 2022, the lease expenses are included in the general and administrative expenses on the income statement as follows (in thousands): Year Ended December 31, 2023 2022 The following tables provides supplemental Balance Sheets information related to leases: December 31, December 31, 2023 2022 Weighted-average remaining lease term - operating leases 7.74 years 8.74 years Weighted-average discount rate - operating leases 8% 7% Maturity of lease liabilities under our non-cancellable operating leases as of December 31, 2023, are as follows (in thousands): Operating lease cost $ 406 $ 865

tZERO Group, Inc. Notes to Consolidated Financial Statements 22 Payments due by period Amount 2024 1,198 2025 1,171 2026 1,117 2027 1,181 Thereafter 4,625 Total lease payments $ 9,292 Less interest (1,980) Present value of lease liabilities $ 7,312 In October 2022, we agreed to sublease unused office space. The sublease is with an unaffiliated third party. The sublease term expires on November 30, 2031, which coincides with our lease term and will offset our lease payments by $8.3 million over the entire lease term. In the event of default by the Sublessee, the Company will be obligated under the terms of the original lease. The Company classifies the sublease as an operating lease. The Company recognizes income on a straight-line basis over the term of the sublease. The duration of the sublease runs through the end of our existing lease. Upon execution of the sublease, the Company determined that the lease cost for the lease term exceed the anticipated sublease income. The difference between lease cost and sublease income is an indicator that the carrying amount of the right-of-use asset was impaired, as a result the Company recorded an impairment of right-of-use asset of $0.6 million in the Consolidated Statement of Operations for the year ended December 31, 2022. Payments received from the sublease were $0.348 million and $0.08 million as of December 31, 2023 and 2022 respectively. 9. COMMITMENTS AND CONTINGENCIES Loss contingencies In the normal course of business, we may become involved in legal proceedings and other potential loss contingencies. We accrue a liability for such matters when it is probable that a loss has been incurred and the amount can be reasonably estimated. When only a range of probable loss can be estimated, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. Due to the uncertainty of litigation and depending on the amount and the timing, an unfavorable resolution of some or all of such matters could materially affect our business, results of operations, financial position, or cash flows. The nature of the loss contingencies relating to claims that have been asserted against us are described below. Broker-Dealer Subsidiaries Our broker-dealer subsidiaries are subject to extensive regulatory requirements under federal and state laws and regulations and self-regulatory organization (“SRO”) rules. Each of tZERO Securities, LLC and tZERO Markets, LLC is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 (“Exchange Act”) and in the states in which it conducts securities business and is a member of FINRA and other SROs (as applicable). In addition, tZERO Securities, LLC owns and operates an alternative trading system. Each of tZERO Securities, LLC and tZERO Markets, LLC is subject to regulation, examination, investigation, and disciplinary action by the SEC, FINRA, and state securities regulators, as well as other governmental authorities and SROs with which it is registered or licensed or of which it is a member. As previously disclosed, our broker-dealer subsidiaries are currently subject to various examinations, inquiries, and/or investigations undertaken by various regulatory authorities, which may result in financial and other settlements or penalties. Any significant failure by our broker-dealer subsidiaries to satisfy regulatory authorities that they are in compliance with all applicable rules and regulations could have a material adverse effect on us.

tZERO Group, Inc.
Notes to Consolidated Financial Statements

10. REVENUES FROM CONTRACTS WITH CUSTOMERS

The timing of the revenue recognition may differ from the timing of payment from customers. The Company records a receivable when revenue is recognized prior to payment, and when the Company has an unconditional right to payment. The Company records contract liability when payment is received, prior to the time at which the satisfaction of the service obligation.

The Company accounts for its revenues under ASC 606, Revenue from Contracts with Customers, which establishes the framework for recognizing revenue by requiring companies to identify contracts, performance obligations, transaction prices, and recognize revenue as those obligations are fulfilled.

The Company earns commission revenue by acting as an agent on behalf of customers. The Company's performance obligations consist of trade execution and are satisfied on the trade date; accordingly, commission revenues are recorded on the trade date. Commission revenues are paid on settlement date; therefore, a receivable is recognized as of the trade date. The Company also earns revenue from verification of investor accreditation.

The following tables present the Company's revenue from contracts with customers disaggregated by entities for the year ended December 31, 2023 and 2022 (in thousands):

	Verify Investors		tZERO Markets		tZERO Securities		tZERO Technologies		Total	
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Investor verification revenue	$ 987	$ 1,748	$ 20	$ -	$ 80	$ -	$ 50	$ -	$ 1,137	$ 1,748
Commission income	-	-	-	-	221	430	-	-	221	430
Due Diligence, consulting and other income	1	-	146	-	111	310	17	-	275	310
Total	$ 988	$ 1,748	$ 166	$ -	$ 412	$ 740	$ 67	$ -	$ 1,633	$ 2,488

23

tZERO Group, Inc. Notes to Consolidated Financial Statements 24 11. STOCK-BASED AWARDS Stock based awards The tZERO.com 2017 Equity Incentive Plan, as amended, provides for grant of stock options and restricted stock awards to employees, directors and consultants. In June 2020, we completed the restructuring of our outstanding equity awards through the amendment and cancellation of each of our outstanding stock options in favor of the issuance of restricted stock awards. In addition to a service-based vesting condition (generally three years), the restricted stock unit awards included an added performance-based vesting condition that a liquidity event must occur in order for the restricted stock unit awards to vest. The exchange was accounted for as a Type II modification with an incremental fair value of $6.9 million for the modified awards which will be expensed for the fully vested portion of the grant once the performance-based vesting condition becomes probable, and the remaining fair value of the grant will be expensed on a straight-line basis over the remaining vesting period. For the year ending December 31, 2023, we granted 10,728,384 restricted stock awards with a cumulative grant date fair value of $5.9 million. During the years ending December 31, 2022, we granted 63,957,173 restricted stock awards with a cumulative grant date fair value of $35.2 million. Due to the added performance-based vesting condition that a liquidity event must occur in order for the restricted stock unit awards to vest, no stock base comp expenses were recorded on the RSU’s in December 31, 2022 and 2023. The following table summarizes activity related to RSUs for the years ended December 31, 2022 and 2023: Number of RSU's Weighted Average Grant Date Fair Value Nonvested at December 31, 2021 12,519,828 $ 0.93 Granted 63,907,173 $ 0.55 Service based vested (7,006,971) $ 1.00 Forfeited (1,512,639) $ 0.91 Nonvested at December 31, 2022 67,907,391 $ 0.57 Granted 10,728,384 $ 0.55 Service based vested (26,017,573) $ 0.59 Forfeited (615,029) $ 1.01 Nonvested at December 31, 2023 52,003,173 $ 0.55 12. INCOME TAXES The provision (benefit) for income taxes consists of the following (in thousands): Year ended December 31, 2023 2022 Current $ 25 $ (42) Deferred 212 23 Total provision for income taxes $ 237 $ (19)

tZERO Group, Inc. Notes to Consolidated Financial Statements 25 The components of our deferred tax assets and liabilities as of December 31, 2023, and 2022 are as follows (in thousands): December 31st 2023 2022 Deferred tax assets Net operating loss carryforwards $ 45,683 $ 41,293 Intangible assets 4,041 2,196 Operating lease liabilities 1,805 2,103 Accrued expenses 64 1,943 Research and development tax credits 450 450 Section 174 R&D Capitalized Costs 79 - Fixed Assets 82 134 Section §163(j) Limitation 944 2,061 Other 1,819 57 Gross deferred tax assets $ 54,967 $ 50,237 Valuation allowance (51,448) (47,312) Total deferred tax assets $ 3,519 $ 2,925 Deferred tax liabilities: Operating lease right-of-use assets $ (1,388) $ (1,743) Goodwill (866) (1,400) Deferred State Income Tax (1,117) - Other (339) (185) Total deferred tax liabilities $ (3,710) $ (3,328) Total deferred tax assets (liabilities), net $ (191) $ (403) Deferred tax assets (liabilities), net are recorded as a component of Other long-term liabilities on the Consolidated Balance Sheets as of December 31, 2023 and December 31, 2022, respectively. At December 31, 2023, we have federal net operating loss carryforwards with no expiration date of approximately $162.1 million; the utilization of these net operating loss carryforwards is limited to 80% of taxable income in any given year. We also have federal net operating loss carryforwards of approximately $34.6 million which expire between 2034 and 2037. We have state net operating loss carryforwards of approximately $4.4 million which primarily expire in 2027 and 2030. At December 31, 2023, we have federal research credit carryforwards of approximately $0.5 million that expire between 2036 and 2043. The Company has IRC Section 163(j) business interest carryforwards of $3.7 million which can be carried forward indefinitely but only available to offset 30% of future tax adjusted EBIT. Ownership changes under Internal Revenue Code Section 382 could limit the amount of net operating losses or credit carryforwards that can be used in the future. We are subject to taxation in the United States and various state jurisdictions, and we file a U.S. Corporation Form 1120 return as we have taken a C Corporation election. The tax years ended December 31, 2020 through December 31, 2023 are subject to examination by taxing authorities, although net operating loss and credit carryforwards from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used. Each quarter we assess the recoverability of our deferred tax assets under ASC 740. We assess the available positive and negative evidence to estimate whether we will generate sufficient future taxable income to use our existing deferred tax assets. We have limited carryback ability and do not have significant taxable temporary differences to recover our existing

tZERO Group, Inc. Notes to Consolidated Financial Statements 26 deferred tax assets, therefore we must rely on future taxable income, including tax planning strategies, to support their realizability. We have established a valuation allowance for our deferred tax assets not supported by carryback ability or taxable temporary differences, primarily due to uncertainty regarding our future taxable income. We have considered, among other things, the cumulative loss incurred over the three-year period ended December 31, 2023 as a significant piece of objective negative evidence. We intend to continue maintaining a valuation allowance on our net deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. The amount of the deferred tax asset considered realizable could be adjusted if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as long-term projections for growth. We will continue to monitor the need for a valuation allowance against our remaining deferred tax assets on a quarterly basis. Since December 31, 2022, the valuation allowance increased by $4.1 million. 13. BROKER-DEALERS Each of the Company's broker-dealers are subject to the SEC's Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 and that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1. The following table summarizes the net capital ratio (in thousands, apart from the net capital ratio): December 31, December 31, 2023 2022 tZERO Securities, LLC Net capital $ 2,514 $ 1,679 Required net capital 250 250 Net capital, in excess of required $ 2,264 $ 1,429 Net capital ratio 0.12 0.09 tZERO Markets, LLC Net capital $ 514 $ 697 Required net capital 50 72 Net capital, in excess of required $ 464 $ 625 Net capital ratio 0.08 1.55 Each of the Company's broker-dealers did not have any securities owned or securities sold, not yet purchased at December 31, 2023 and December 31, 2022, respectively. Special reserve account tZERO Securities is subject to Customer Protection Rule 15c3-3, which requires the segregation of funds in a special reserve account for the exclusive benefit of customers. As of December 31, 2023, tZERO Securiteis had cash deposits of $4.4 million in the special reserve accounts which was $1 million in excess of the deposit requirement of $3.4 million. The Company made no subsequent deposits or withdrawals. 14. BORROWINGS The Company entered into a promissory note with Medici Ventures L.P. dated December 22, 2021. During the first quarter of 2022, we converted the outstanding balance and accrued interest into shares of tZERO Group preferred shares as a part of the ICE Investment. In 2023, there was no additional borrowings.

tZERO Group, Inc. Notes to Consolidated Financial Statements 27 15. RELATED PARTY AND AFFILIATED TRANSACTIONS In connection with the sale of SpeedRoute, LLC on February 22, 2022 to Medici Ventures, LP, Overstock.com, Inc. and SMPV, LLC, tZERO Group, Inc., tZERO Broker Services, LLC and SpeedRoute, LLC entered into a Transition Services Agreement on February 22, 2022 outlining services including but not limited to accounting, shared vendor contracts, insurance, 1WTC sublease, shared employees, technology services, data center and other services to be provided and/or shared between the parties. In 2022, tZERO Group, Inc. billed SpeedRoute, LLC $1.2 million for services provided and SpeedRoute, LLC billed tZERO Group and its affiliates $0.13 million. In 2023, tZERO Group, Inc. billed SpeedRoute, LLC $1 million for services provided and SpeedRoute, LLC billed tZERO Group and its affiliates $0.5 million. One of the Company's former Directors (which resigned from the board in April 2024) is a CEO in a software development firm. The software development firm has been providing services to the Company pursuant to an agreement approved by majority of disinterested members of the board of the Company. For the year ended December 31, 2023, the Company paid $1.7 million and recorded $1.2 million as Capitalized Software and $0.5 million in accounts payable and accrued. In the prior year, the Company paid $0.13 million for similar services as of December 31, 2022. 16. GOING CONCERN We have generated limited revenue and have accumulated losses since inception. If we do not begin to produce revenue in excess of our expenses (as they may be adjusted from time to time) and, consequently, deplete our cash and other liquid assets on hand, our continuation as a going concern will be dependent upon obtaining sufficient financing. There is no assurance, however, that sufficient financing will be available to us at all or on acceptable terms when needed to allow us to continue as a going concern. The Consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern. 17. SUBSEQUENT EVENTS In May 2024, the Company entered into a settlement agreement in connection with a dispute with a former financial advisor to the Company. In September 2024, tZERO Group announced the approval by the Securities and Exchange Commission (SEC) and the Financial Industry Regulatory Authority (FINRA) of tZERO Digital Asset Securities as a new Special Purpose Broker-Dealer for digital asset securities custody. We have evaluated the impact of all subsequent events through October 14, 2024, the date these financial statements were available to be issued and determined that all subsequent events have been appropriately recognized and disclosed in the accompanying financial statement.